SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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[	]	Preliminary Proxy Statement
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[	]	Definitive Proxy Statement
[ X ]		Definitive Additional Materials
[	]	Soliciting Material Under Rule 14a-12
TRI-CONTINENTAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT HEDGED PARTNERS L.P.

WESTERN INVESTMENT LLC

WESTERN INVESTMENT ACTIVISM PARTNERS LLC

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

BENCHMARK PLUS PARTNERS, L.L.C.

BENCHMARK PLUS MANAGEMENT, L.L.C.

PARADIGM PARTNERS, N.W., INC.

ARTHUR D. LIPSON

SCOTT FRANZBLAU

ROBERT FERGUSON

MICHAEL DUNMIRE

PAUL DEROSA

MARLENE A. PLUMLEE

ELYSE NAKAJIMA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment Hedged Partners L.P. (“Western Investment”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to a definitive proxy statement and accompanying proxy cards to be used in connection with the annual meeting of stockholders of Tri-Continental Corporation (the “Company”) scheduled to be held on May 4, 2006 (the “Annual Meeting”) to solicit votes for the approval of certain matters at the Annual Meeting and in support of the election of Western Investment’s slate of director nominees.

Item 1: On April 7, 2006, Western Investment mailed the following letter to stockholders of the Company and issued the letter as a press release:

Western Investment Hedged Partners L.P. Releases Letter To Stockholders of Tri-Continental Corporation - Cites Inquiry by New York State Attorney General

WESTERN INVESTMENT HEDGED PARTNERS L.P.

TIME FOR A CHANGE

DO YOU KNOW THAT SELIGMAN, YOUR FUND MANAGER, IS THE TARGET OF A MUTUAL FUND TIMING INQUIRY BY THE NEW YORK ATTORNEY GENERAL INCLUDING FRAUD AND DECEPTION ALLEGATIONS INVOLVING OVER $80 MILLION? SEE PAGES 2-4 FOR MORE DETAILS.

April 7, 2006

Dear Fellow Stockholder:

Western Investment Hedged Partners L.P. and its affiliates currently own over 7.6 million shares of common stock of Tri-Continental Corporation, or more than 7% of the outstanding common shares. We are seeking your support for the election of our nominees to the board of directors of Tri-Continental at the annual meeting of stockholders scheduled for May 4, 2006. As the largest holder of Tri-Continental shares, our interests are firmly aligned with those of other Tri-Continental stockholders -- if our investment in Tri-Continental prospers, so does yours. We have no intention of selling our shares back to Tri-Continental in a private transaction.

We are convinced that after considering the following facts, you will agree that the current directors of the Company have failed miserably in representing the interests of Tri-Continental stockholders.

ELEVEN YEARS OF SUB-STANDARD RETURNS

ELEVEN YEARS OF AN UNACCEPTABLE NET ASSET VALUE DISCOUNT

ELEVEN YEARS OF POOR INVESTMENT MANAGEMENT

Consider the chart below. Tri-Continental has underperformed the S&P 500 index in eight of the last eleven years. If you had invested $1,000 in an S&P 500 index fund in 1994 instead of Tri-Continental, you would be about $700 richer today.

Over those same eleven years, the fund’s manager, J. & W. Seligman & Co. Incorporated, whose compensation is based on net assets under management, not performance, pocketed millions in management fees for its dismal results. Ask yourself if the relationship between the current independent directors and Seligman - they all are directors or trustees of at least 22 other Seligman-managed funds - has something to do with it. Consider the results over the past eleven years and ask yourself if the board has failed in its oversight, and if Seligman has failed in its management of the fund. You should know that the Seligman New Technologies Fund, another Seligman fund, has a cumulative return since its inception in July 1999 of an appalling 84.7% LOSS, and in February 25, 2004, the shareholders authorized a plan to liquidate and dissolve that fund. This information is available on the Seligman website, although these results are not indicative or predictive of the results of the Company. IT IS TIME FOR A CHANGE!

We are offering stockholders the opportunity to elect three independent directors to the nine member Tri-Continental board. While our nominees would only hold three seats on the board, they would strongly urge their fellow directors to take action to address the persistent net asset value, or NAV, discount and to improve the performance of the fund.

THE FUND’S NAV DISCOUNT IS UNACCEPTABLE

Tri-Continental shares have regularly traded at prices which do not reflect the value of their underlying securities. Thus, when Tri-Continental stockholders sell their shares, they are forced to leave a sizeable portion of the value underlying those shares behind. This “Discount to Net Asset Value” has, at year-end, ranged between 14% and 18% from 1995 to 2005. We believe that the persistence of this discount is in part due to the failed management provided by Seligman and the market’s perception that the persistent and substantial NAV discount is not being, and will not be, addressed. The Tri-Continental stockholders are being damaged twice in that regard - once with substandard returns on their investment and again, should they choose to leave the fund, with the discounted market price they receive for their shares. Do not let it continue!

Management has shockingly argued that this persistent discount does not represent lost value, but in fact benefits new stockholders, since new stockholders are able to buy shares at a discount to NAV. As an existing stockholder, we are outraged by this viewpoint. We believe the fair value of a share of common stock should be its NAV, or a value very close. We believe the independent directors’ primary obligation is to the existing stockholders of Tri-Continental, not prospective buyers.

Management states that any short term gain that could be realized through open-ending or similar proposals would be offset by the expenses that implementing such proposals could entail. The potential difference in value from eliminating the NAV discount would be approximately $383 million (applying the December 31, 2005 discount of 16% to the approximately $2.4 billion in net assets). We believe that this difference in value is substantial, and that the potential costs are nowhere near this amount. We note that management has not offered any quantification of these alleged expenses, or claimed to have done an analysis of such alleged expenses.

ONGOING INQUIRY OF SELIGMAN BY THE

OFFICE OF THE NEW YORK ATTORNEY GENERAL

We are extremely concerned regarding the events giving rise to the action which the Office of the New York State Attorney General (the “Attorney General’s Office”) has determined to commence against Seligman and a related investigation by the Securities and Exchange Commission. The Company has disclosed that since February 2004, Seligman, the manager of Tri-Continental, has been in discussions with the New York staff of the Securities and Exchange Commission and the Attorney General’s Office

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in connection with trading in certain of the Seligman group of funds. No settlement has been reached and the SEC staff has indicated that it is considering recommending to the Commissioners of the SEC the initiation of a formal action against Seligman and Seligman Advisors, Inc. According to the Company, none of the trading arrangements being investigated involve the Company, however we are concerned about this inquiry even if it involves other funds managed by Seligman. We are concerned that the existence of such an inquiry may distract Seligman senior management and make it more difficult to attract and retain talented professional staff. Seligman has filed suit seeking to enjoin the Attorney General’s Office from pursuing a fee inquiry. The Attorney General’s Office has been forced to go to court to seek documents from Seligman relating to its inquiry. The affidavit submitted by the Attorney General’s Office to the New York State Supreme Court in connection with its seeking documents that are material and necessary to its inquiry has raised a number of matters which cause us grave concern. The affidavit states, among other things, that:

•	“Seligman is currently the fifth most expensive fund family in the United States among hundreds of competitors;”
•	The boards of directors of the Seligman group of funds “are subservient to Seligman;”
•	“Seligman’s high costs are the result of the Boards’ failure to negotiate at arms’ length with Seligman;”
•	“The “dilution” of the value of the Seligman group of funds due to timing activity is estimated to be in excess of $80 million since 1998;” and
•

“Based on his investigation to date, the Attorney General believes that Seligman engaged in ‘fraud, deception, concealment, suppression [and] false pretense’ in violation of” New York’s General Business Law.

In its court papers, the Attorney General’s Office says that it believes that Seligman and its co-respondents, William C. Morris, the chairman of the Company’s board, and Brian T. Zino, President and Chief Executive Officer and a director of the Company, engaged in two separate frauds relating to mutual fund timing activities in the Seligman group of funds. According to the Attorney General’s Office court papers, the respondents expressly permitted and knowingly tolerated mutual fund timing activities that violated the terms of the Seligman group of funds’ prospectuses and harmed shareholders of the affected funds. According to the court papers, Messrs. Morris and Zino own an aggregate of approximately 85% of Seligman. The Attorney General’s Office affidavit states that the “dilution” of the value of the Seligman group of funds due to timing activity is estimated to be in excess of $80 million since 1998.

Tri-Continental has disclosed that any resolution of these matters with regulatory authorities may include, but not be limited to, sanctions, penalties, injunctions regarding Seligman, restitutions to mutual fund stockholders or changes in procedures. Seligman claims that these matters do not affect Tri-Continental but, ask yourself, is it in the stockholders’ best interests to have a fund manager burdened with this inquiry and allegations?

Tri-Continental has also disclosed that Seligman believes it may have violated applicable requirements for certain orders to buy and sell portfolio securities with brokerage firms in recognition of their sales of Seligman’s mutual funds as a result of compensation arrangements Seligman had with certain brokerage firms. In connection with this matter, Seligman made payments to 24 funds, including $637,118 to Tri-Continental.

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Tri-Continental has disclosed that there can be no assurance that the SEC’s investigation or the Attorney General Office’s inquiry and any related publicity will not result in reduced demand for shares of the Seligman group of funds or other adverse consequences. WHAT ARE THE INDEPENDENT DIRECTORS DOING TO PROTECT OUR INVESTMENT?

THE INDEPENDENT DIRECTORS ALL SERVE AS DIRECTORS OR TRUSTEES OF AT

LEAST 23 SELIGMAN-MANAGED REGISTERED INVESTMENT COMPANIES

Each of the independent directors of the Tri-Continental board of directors serves as a director or trustee of each of at least 23 registered investment companies of the Seligman group of funds. We question whether it is possible for a director to spend enough time on company matters when he or she has so many other responsibilities. We believe the Company’s independent directors should have the Company as the primary focus, not 22 other registered investment companies managed by Seligman. We do not believe that an independent director should be a director or trustee of 22 or more other funds managed by Seligman. How do Tri-Continental’s directors have time to adequately monitor Tri-Continental’s multi-billion dollar portfolio when they are also serving on 22 or more other boards? We believe that in serving as trustee or director of so many registered investment companies managed by Seligman, inherent conflicts may arise. For example, we believe it is possible for a person serving in such multiple positions to become unduly beholden to Seligman, and less inclined to act in the best interests of Tri-Continental stockholders, although we have no evidence that any of Tri-Continental directors have acted in this way. Are the current directors the best people to perform the essential task of evaluating Seligman’s performance as manager?

We were recently forced to sue Tri-Continental to obtain a stockholder list. The Supreme Court of the State of New York issued an order requiring Tri-Continental to provide a list. The purpose of the list is to permit us to contact all stockholders in connection with the annual meeting. Do not be misled by any statements from Tri-Continental regarding their refusal to provide the list. We believe their refusal to provide the stockholder list was a violation of state law. A copy of the Court’s order will be posted online shortly at www.fixmyfund.com. WHY IS TRI-CONTINENTAL AFRAID FOR US TO CONTACT ALL STOCKHOLDERS?

IT DOES NOT HAVE TO BE THIS WAY!

There are a variety of remedies that may be available to Tri-Continental. Our nominees, if elected, will demand that the Tri-Continental board immediately review all possible alternatives and that it take action to reduce the discount in the Company’s share price compared to its net asset value.

With your vote, we can deliver a clear message to the Tri-Continental board:

•	End the lackadaisical oversight.
•	End the acceptance of poor investment performance.
•	Deliver to stockholders the real value of their investment.

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DON’T BE A RUBBER STAMP FOR A DO-NOTHING BOARD.

VOTE FOR CHANGE.

VOTE YES FOR ALL ITEMS ON THE GOLD PROXY CARD TODAY!

Thank you for your support.

/s/ Arthur D. Lipson

Arthur D. Lipson

Western Investment Hedged Partners L.P.

IMPORTANT

If your shares are held in your own name, please sign, date and return the enclosed GOLD proxy card today. If your shares are held in “Street-Name,” only your broker or bank can vote your shares and only upon your specific instructions. Please return the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy is voted on your behalf.

Do not sign any White proxy card you may receive from Tri-Continental.

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

TOLL-FREE: (877) 456-3510

Banks and Brokers call collect: (212) 750-5833

Additional information can be found at:

www.fixmyfund.com

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_________________________________________________

CERTAIN INFORMATION CONCERNING WESTERN INVESTMENT

Western Investment Hedged Partners L.P. (“Western Investment”), together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement (the “Proxy Statement”) and accompanying proxy cards to be used, among other things, to solicit votes for the approval of certain matters at the annual meeting (the “Annual Meeting”) of Tri-Continental Corporation (the “Company”) scheduled for May 4, 2006 and in support of the election of the Participants’ slate of director nominees at the Annual Meeting.

Western Investment advises all stockholders of the Company to read the Proxy Statement and other proxy materials relating to the Annual Meeting as they become available because they contain important information. Such proxy materials are available at no charge on the SEC’s web site at http://www.sec.gov. In addition, the Participants in the solicitation will provide copies of the proxy materials, without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number: (877) 456-3510 or by e-mail at: mbrinn@innisfreema.com.

The Participants in the proxy solicitation are Western Investment, Western Investment LLC, Arthur D. Lipson, Western Investment Activism Partners LLC, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C., Benchmark Plus Management, L.L.C., Paradigm Partners, N.W., Inc., Scott Franzblau, Robert Ferguson, Michael Dunmire, Paul DeRosa, Marlene A. Plumlee and Elyse Nakajima (the “Participants”). Information regarding the Participants and their direct or indirect interests is available in the Schedule 13D jointly filed with the SEC on January 6, 2006, as subsequently amended on January 10, 2006, February 15, 2006 and March 3, 2006 and the Proxy Statement.